Exhibit 99.2
CONTACTS:
Russell Allen, Director – Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
December 8, 2008
Lance, Inc. Announces Completion of Acquisition of the
Assets of Archway Cookies LLC
Charlotte, NC, December 8, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today announced that it has completed the previously announced purchase of substantially all of the assets of Archway Cookies LLC for approximately $30 million. Lance used available liquidity under its current credit facilities to fund the acquisition.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate risk, credit risks and natural disasters or catastrophic events are discussed in the Company’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.